May 19, 2009

Securities and Exchange Commission

100 F Street, NE

Washington, DC  20549

Dear Sirs and Madams:

We have read Item 4.01 of the Current Report on Form 8-K, dated May 18, 2009, of Valor Energy Corp. and we agree with the statements made with respect to information provided regarding Peterson Sullivan LLP.

Regards,

/s/ PETERSON SULLIVAN LLP